Exhibit 99.1

Pegasystems Expands Current Share Repurchase Program

and Announces Quarterly Cash Dividend

CAMBRIDGE, Mass. – March 15, 2019 – Pegasystems Inc. (NASDAQ: PEGA), the software company empowering digital transformation at the world’s leading enterprises, today announced that its Board of Directors has authorized an expansion of the Company’s current share repurchase program (the “Current Repurchase Program”). Under this expansion, the expiration date of the Corporation’s current stock repurchase program will be extended from June 30, 2019 to June 30, 2020, and the amount of stock the Company is authorized to repurchase will be increased by $60 million effective immediately.

The Company also announced a quarterly cash dividend of $0.03 per share, maintaining the company’s current dividend program. The Q2 2019 dividend will be paid on April 15, 2019 to shareholders of record as of April 1, 2019.

At the Company’s discretion, the purchases will be made from time to time on the open market or in privately negotiated transactions. Shares may be repurchased in such amounts as market conditions warrant, subject to regulatory and other considerations.

The Company has established a pre-arranged stock repurchase plan, intended to comply with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and of Rule 10b-18 of the Exchange Act, and may establish, modify, or terminate this and other such plans (collectively, the “10b5-1 Plan”). Shares that are repurchased under the Current Repurchase Program will be repurchased under the 10b5-1 Plan.

Any actual repurchases under the Current Repurchase Program will be disclosed in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission for the annual and applicable quarterly periods ending between March 31, 2019 and December 31, 2020.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the Company’s current expectations, including statements regarding the Company’s plans and expectations with respect to its current share repurchase program and quarterly cash dividend. Factors that could cause actual events or results to differ materially from those contained in such forward-looking statements include future alternative uses for cash, changes in our stock price, and general economic and business conditions. There can be no assurance as to the amount, timing or prices of repurchases. The specific timing and amount of repurchases will vary based on market conditions and other factors. The Company assumes no obligation, and does not intend, to update these forward-looking statements because of future events or developments. Additional information concerning these and other risk factors are contained in the Risk Factors sections of the Company’s Form 10-K for the year ended December 31, 2018. These documents are available on the Company’s website at http://www.pega.com/about/investors.

About Pegasystems

Pegasystems Inc. is the leader in software for customer engagement and operational excellence. Pega’s adaptive, cloud-architected software – built on its unified Pega Platform™ – empowers people to rapidly deploy and easily extend and change applications to meet strategic business needs. Over its 35-year history, Pega has delivered award-winning capabilities in CRM and digital process automation (DPA) powered by advanced artificial intelligence and robotic automation, to help the world’s leading brands achieve breakthrough business results. For more information on Pegasystems (NASDAQ: PEGA) visit http://www.pega.com.

Press Contacts:
Ilena Ryan
Pegasystems Inc. ilena.ryan@pega.com
(617) 866-6722
Twitter: @pega

Investor Contact: Garo Toomajanian ICR for Pegasystems
PegaInvestorRelations@pega.com (617) 866-6077

All trademarks are the property of their respective owners.

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